Exhibit 5.1

[ORACLE LETTERHEAD]

September 18, 2015

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 18, 2015, in connection with the registration under the Securities Act of 1933, as amended, of 84,817 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of August 17, 2015 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC and Utah Acquisition Corporation, each a subsidiary of the Company, Maxymiser Holding Corporation (“Maxymiser”) and certain other parties thereto. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Maxymiser under the Maxymiser Holding Corporation U.S. Stock Plan (the “Maxymiser Stock Plan”). The Registration Statement also registers $575,000,000 of obligations (the “Plan Obligations”) under the Company’s Deferred Compensation Plan, as amended and restated (the “Deferred Compensation Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares and the Plan Obligations. It is my opinion that the Shares, when delivered pursuant to the terms of the Maxymiser Stock Plan, will be validly issued, fully paid and nonassessable, and that the Plan Obligations, when subsequently issued and outstanding pursuant to the terms of the Deferred Compensation Plan, will be validly issued and duly authorized.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary